EXHIBIT 10.3
Loan No. RI0785T02

PROMISSORY NOTE AND
SINGLE ADVANCE TERM LOAN SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) to the Master Loan Agreement dated as of June 29, 2009, as amended (the “MLA”) is entered into as of January 1, 2012 between CONNECTICUT WATER SERVICE, INC., Clinton, Connecticut, a Connecticut corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

SECTION 1.                                The Term Loan.  On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan to the Company in an amount not to exceed $20,000,000.00 (the “Commitment”).  The Commitment shall expire at 12:00 noon (Company’s local time) on January 30, 2012, or on such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 2.                                Purpose.  The purpose of the Commitment is to provide funding for the acquisition of the stock of Aqua Maine, Inc. (“Aqua Maine”) and related closing costs.

SECTION 3.                                Availability.  Notwithstanding Section 2 of the MLA and provided that each of the conditions precedent set forth herein and in the MLA have been satisfied, the loan will be made available to the Company on a date to be agreed upon by the parties.

SECTION 4.                                Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)         Weekly Quoted Variable Rate.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week.  The rate established by CoBank shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)         Quoted Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that:  (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

(C)         LIBOR Option.  At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 1.75%.  Under this option:  (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a "Banking Day" (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) "Banking Day" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in FRB Regulation D; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal.  All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable quarterly in arrears by the 20th day of each January, April, July, and October or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5.                                Loan Origination Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank on the date loan proceeds are advanced hereunder, a loan origination fee in an amount equal to 0.50% of the loan proceeds advanced hereunder.

SECTION 6.                                Promissory Note.  The Company promises to repay the unpaid principal balance of the loan on the earlier of: July 30, 2013 or the date upon which the Company raises equity capital, in the aggregate, up to the outstanding amount of the Commitment, or on such later date as CoBank may, in its sole discretion, authorize in writing.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth above.  If any date on which principal or interest is due is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue on the amount thereof.

SECTION 7.                                Prepayment.  Subject to the broken funding surcharge provision of the MLA, the Company may prepay all or any portion of the loan(s).  Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 8.                                Security.  Notwithstanding the provisions of the Security, Guarantee(s) and Title Insurance Section of the MLA to the contrary, except for CoBank’s statutory first lien on all equity that the Company may now own or hereafter acquire or be allocated in CoBank, the Company’s obligations hereunder shall be unsecured.

SECTION 9.                                Additional Conditions Precedent.  In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to extend credit hereunder shall be conditioned upon the receipt by CoBank, in form and content acceptable to CoBank, evidence that the Company has acquired or will acquire upon the advancement of loan proceeds hereunder the stock of Aqua Maine.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CONNECTICUT WATER SERVICE, INC.

By:	/s/ Shannon Davoren	By:	/s/ David C. Benoit

Title:	Assistant Corporate Secretary	Title:	Vice President – Finance and Chief Financial Officer